Exhibit 10.3

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This THIRD AMENDMENT, dated as of March 10, 2004 (this “Amendment”), to THE EMPLOYMENT AGREEMENT, dated as of May 24, 2001 (the “Agreement”), as amended as of December 1, 2001 (the “First Amendment”), and as of July 1, 2003 (the “Second Amendment”), by and between KORN/FERRY INTERNATIONAL, a Delaware corporation with its principal offices in Los Angeles, California (the “Company”), and PAUL C. REILLY, an individual (the “Executive”).

A. Amendment to Parachute Limitation. Section 8(f) is hereby amended and restated to read in its entirety as follows:

(f) Certain Additional Payments by the Company.

(1) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 8(f)) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to Executive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that no Excise Tax is applicable, this Section 8(f) shall not be applicable.

(2) The determinations to be made with respect to this Section 8(f) shall be made by an accounting firm (the “Auditor”) jointly selected by the Company and Executive and paid by the Company. The Auditor shall be a nationally recognized United States public accounting firm that has not during the two years preceding the date of its selection acted in any way on behalf of the Company or any of its subsidiaries. If Executive and the Company cannot agree on the firm to serve as the Auditor, then Executive and the Company shall each select one such accounting firm and those two firms shall jointly select such an accounting firm to serve as the Auditor. The Gross-Up

Payment under this Section 8(f) with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Auditor determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The determinations by the Auditor shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-Up Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event that the Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Auditor shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Executive for his or her Excise Tax, the Auditor shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive (to the extent he or she has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Executive shall cooperate, to the extent his or her expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax. In the event that the Company determines that the value of any accelerated vesting of stock options held by Executive shall be redetermined within the context of Treasury Regulation §1.280G-1 Q/A 33 (the “Option Redetermination”), Executive shall (i) file with the Internal Revenue Service an amended federal income tax return that claims a refund of the overpayment of the Excise Tax attributable to such Option Redetermination and (ii) promptly pay the refunded Excise Tax to the Company; provided that the Company shall pay all reasonable professional fees incurred in the preparation of Executive’s amended federal income tax return.

B. No Other Modification. Except as specifically modified herein, the remaining terms and provisions of the Agreement shall be and remain in full force and effect in accordance with their terms. Any reference in the Agreement pertaining to any time from and after the effective date of this Amendment shall be deemed a reference to the Agreement as modified and amended hereby.

C. Entire Agreement. This Amendment contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

D. Counterparts. This Amendment may be executed in two or more counterparts with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

The Company:

KORN/FERRY INTERNATIONAL

By:

By:

Executive:

PAUL C. REILLY